Exhibit 10.1

DEFAULT WAIVER AND SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Default Waiver and Seventh Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 26, 2022, effective as of August 1, 2022, by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC., a California corporation (“RN DMC”), and REALNETWORKS, INC., a Washington corporation (“RealNetworks”, and together with RN DMC, each a “Borrower” and collectively, the “Borrowers”).

RECITALS

A.Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of August 1, 2019, as amended from time to time, including by that certain Default Waiver and First Amendment to Loan and Security Agreement dated as of February 28, 2020, that certain Second Amendment to Loan and Security Agreement dated as of March 31, 2020, that certain Third Amendment to Loan and Security Agreement dated as of April 30, 2020, that certain Consent Letter Regarding Stock Purchase dated as of October 7, 2020, that certain Fourth Amendment to Loan and Security Agreement dated as of December 30, 2020, that certain Fifth Amendment to Loan and Security Agreement dated as of February 12, 2021, and that certain Sixth Amendment to Loan and Security Agreement dated as of June 9, 2021 (collectively, the “Loan Agreement”). The parties desire to amend the Loan Agreement in accordance with the terms of this Amendment.

A.Section 7.7 of the Loan Agreement prohibits Borrowers making Investments other than certain “Permitted Investments”. On April 05, 2022, RealNetworks made an Investment of $595,410.20 in working capital to Scener, Inc. in exchange for 4,848,617 shares classified as series seed-2A preferred stock, which is not a “Permitted Investment”, and therefore such Investments constitutes an Event of Default under Section 8.2(a) of the Loan Agreement (the “Existing Default”). The Existing Default entitles Bank immediately to enforce all the remedies set forth in the Loan Agreement. Borrowers have asked Bank to waive the Existing Default, and Bank has agreed, provided Borrowers enter into this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.Acknowledgement of Liability. Borrowers reaffirm all of its obligations under the Loan Agreement and hereby forever waives and relinquishes any and all claims, set-offs or defenses that Borrowers may now have with respect to the payment of sums due to Bank and the performance of other obligations under the Loan Agreement. The security interests granted to Bank in the Loan Agreement in the Collateral remain perfected, first priority liens (except for Permitted Liens).

2.Waiver. Borrowers acknowledge the existence of the Existing Default and Bank hereby waives (a) the Existing Default under the Loan Agreement, and (b) any other Events of Default that may exist solely as a result of the Existing Default, including without limitation any failure to notify Bank of the Existing Default and any representation made by Borrowers that there was no default or Event of Default at a time when the Existing Default had occurred and was continuing.

3.Ratification by Borrowers of Bank’s First Priority Security Interest in Collateral. Borrowers hereby confirm and ratify Bank’s first priority lien and security interest (subject to Permitted Liens) in and to all Collateral, including all property described on Exhibit A of the Loan Agreement. Borrowers shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request to carry out the terms of this Amendment and the Loan Agreement. Borrowers authorize Bank to file such financing statements and amendments relating to the Collateral. Such liens and security interests shall secure all of the obligations of Borrowers under this Amendment and the Loan Agreement.

4.Amendments. The Loan Agreement is hereby amended as follows:

4.1    The following defined terms in Section 1.1 of the Loan Agreement hereby are added, amended or restated as follows:
“Remaining Months Liquidity (“RML)” means (a)(i) the amount of Borrower’s unrestricted cash held at Bank plus (a)(ii) unused Availability on the Revolving Facility, divided by Borrower’s rolling three (3) month average adjusted EBITDA burn (expressed as an absolute number).
“RML Requirement” means as of any date of determination, Borrowers’ shall maintain RML of at least five (5).
“RML Trigger Event” means any date on which (a) Borrowers’ RML is less than the applicable RML Requirement and (b) the aggregate principal amount of the outstanding Obligations includes any outstanding Advance under the Revolving Facility.
“Revolving Maturity Date” means August 1, 2024.

4.2    The paragraph immediately following subsection (f) in Section 6.3 of the Loan Agreement is amended and restated in its entirety to read as follows.

“Within thirty (30) days after the last day of each month, Borrowers shall deliver to Bank a Roll-forward Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable by invoice date, unbilled accounts receivable report, sales journal, cash receipts journal, credit memo journal, and a report of Direct To Consumer Subscription Deposits; provided, if at any time Borrowers fail to maintain an RML that is greater than or equal to the RML Requirement, until such time that Bank has determined that Borrowers have maintained an RML greater than the RML Requirement at all times for three (3) consecutive months, the aforementioned Borrowing Base Certificate and related deliverables shall be required to be provided within (i) fifteen (15) days of the 15th of each month and (ii) fifteen (15) days after the end of the last date of each month; provided further notwithstanding the forgoing for any month, other than a month which is the last month of a fiscal quarter, where there are no outstanding Credit Extensions for any day during such month, the aforementioned Borrowing Base Certificate and related deliverables shall not be required; provided further, Bank and Borrower further agree that, for any month where the Borrowing Base certificate is due within fifteen (15) days of the 15th of a month, the related deliverables that shall accompany Borrowing Base Certificate will be limited to aged listings of accounts receivable and accounts payable by invoice date only.”

4.3    Exhibit D hereby is replaced in its entirety by Exhibit D attached hereto.

5.Rights and Remedies. Bank’s rights and remedies under the Loan Agreement, as amended by this Amendment, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on the part of Borrowers other than the Existing Default shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. Bank shall have the right to take any action it deems necessary against Borrowers in order to enforce or perfect, or to realize on its security interest in the Collateral.
6.Waiver of Notice and Cure. Borrowers acknowledge that the Existing Default constitutes an Event of Default under the Loan Agreement and that such Event of Default, but for this Amendment, would have entitled Bank to exercise all the remedies available to Bank under the Loan Agreement and applicable law. Borrowers waive all notices of default and rights to cure that are otherwise provided in the Loan Agreement or applicable law, including, but not limited to, rights to notice and redemption under California Uniform Commercial Code sections 9611, 9620 and 9623.
7.Release.
a.Borrowers acknowledge that Bank would not enter into this Amendment without Borrowers’ assurance hereunder. Except for the obligations arising hereafter under this Amendment, Borrowers hereby absolutely discharge and release Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which any Borrower now has against Bank of any nature, including any claims that a Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.
b.Borrowers waive the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

c.The provisions, waivers and releases set forth in this section are binding upon Borrowers and each Borrower’s shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.
d.Each Borrower warrants and represents that such Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and such Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Each Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

e.The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Amendment and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Loan Agreement or otherwise.
8.Course of Dealing; Waivers.
8.1    No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by any Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
8.2    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Loan Agreement. The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement, as in effect prior to the date hereof.
9.Representations and Warranties. Each Borrower represents and warrants that immediately after giving effect to this Amendment, the Representations and Warranties contained in the Loan Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.
10.Conditions Precedent. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
a.this Amendment, duly executed by each Borrower;
b.an Affirmation of Guaranty, duly executed by RN Acquisition Corp.;
c.Corporate Resolutions to Borrow, duly executed by each Borrower; and
d.all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any account of RealNetworks.

11.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

REALNETWORKS, INC. a Washington corporation

By: /s/ Brian McClain

Name: Brian McClain

Title: Chief Financial Officer

REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC., a California corporation

By: /s/ Brian McClain

Name: Brian McClain

Title: Chief Financial Officer

WESTERN ALLIANCE BANK, an Arizona corporation

By: /s/ Michael Hengl

Name: Michael Hengl Title: Senior Director

[Signature Page to Default Waiver and Seventh Amendment to Loan and Security Agreement]